Exhibit 8.1

The following is a list of the Company’s significant subsidiaries as of November 30, 2021:

●	Liquid Media Group (Canada) Ltd.
-	Incorporated in British Columbia, Canada;
-	100% owned by the Company.

●	Liquid Media Production Funding Ltd.
-	Incorporated in Ontario, Canada;
-	100% owned by the Company.

●	Liquid Media Group (US), Inc.
-	Incorporated in Delaware
-	100% owned by the Company

●	IndieFlix Group, Inc.
-	Incorporated in Delaware
-	100% owned by Liquid Media Group (US), Inc.

●	Race Doc, LLC
-	Washington limited liability company
-	100% owned by IndieFlix Group, Inc.